Exhibit 99.1
Brian S. Tyler, Ph.D., Appointed to VistaCare Board of Directors
Scottsdale, Ariz., December 7, 2006 – VistaCare (Nasdaq: VSTA), a leading national provider of hospice services, has appointed Brian S. Tyler, Ph.D., 39, to its Board of Directors. Tyler’s appointment became effective December 6, 2006 at the Board of Directors meeting in Scottsdale, AZ. Dr. Tyler’s appointment brings the total number of directors on the VistaCare Board to eight.
Tyler currently serves as the President of McKesson Corporation’s Medical-Surgical Group. One of three publicly-reported divisions of McKesson, the Medical-Surgical Group reported sales of more than $3 billion in 2005, has 35 locations and employs 5,000 associates. The division serves as the nation’s largest distributor of medical and surgical products to physician offices, nursing homes, hospitals, home care agencies and other health-related locations.
“Dr. Tyler brings a wealth of knowledge about business and healthcare to VistaCare’s Board of Directors,” said Chairman and CEO Rick Slager. “His demonstrated leadership and business acumen will help us to continue to focus on the future and how we can strategically grow to become one of the nation’s premier hospice providers and healthcare services organizations – to the communities we serve, the professionals we employ, and the investors who believe in our mission. I look forward to welcoming him to the VistaCare family and to working with him in the future.”
Tyler has been with McKesson since 1997, serving in various senior management roles including Vice President for Business Development, Vice President and subsequently Senior Vice President for Business Development and Strategy, and President of McKesson Specialty. Prior to joining McKesson, he served as a Senior Associate for Integral, Inc., a health care consulting company.
He earned his Ph.D. and master of arts degrees from the University of Chicago, Department of Economics, in June 1994, where he studied under a grant from the National Sciences Foundation. His specializations included industrial organization, labor economics, public finance, and project evaluation. He earned his bachelor of arts degree in economics with high honors from the University of California Santa Cruz in June 1989.
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About VistaCare
VistaCare is a leading provider of hospice services in the United States, with programs in 14 states. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of patients facing life-limiting illness. This care is most commonly provided in the patient’s home or other residence of choice, including hospitals, assisted living communities and nursing homes. For more information, call 1-866-VISTACARE (847-8222) or visit www.VistaCare.com.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
480-648-4545	415-896-6820	646-277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com